UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 15, 2009
DELTA PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	0-16203 (Commission File Number)	84-1060803 (I.R.S. Employer Identification Number)
370 17th Street
Suite 4300
Denver, Colorado 80202
Registrant’s telephone number, including area code: (303) 293-9133
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
     On May 15, 2009, Delta Petroleum Corporation (the “Company”) entered into a Contingent Payment Rights Repurchase Agreement (the “Repurchase Agreement”) with Tracinda Corporation, a holder of approximately 34% of the Company’s outstanding common stock (“Tracinda”). Subject to the terms and conditions of the Repurchase Agreement, the Company agreed to repurchase from Tracinda the two contingent payment rights (the “CPRs”) that the Company previously sold to Tracinda pursuant to a Contingent Payment Rights Purchase Agreement (the “Purchase Agreement”) entered into between the Company and Tracinda on March 26, 2009. Collectively, the CPRs provided Tracinda with the right to receive up to $27,884,712.56 of the net proceeds that the Company anticipated receiving in connection with its claims and the claims of Amber Resources Company of Colorado, a 91.68% owned subsidiary of the Company (“Amber”), in the case captioned Amber Resources Co., et. v. United States, Civ Act. No. 2-30, filed in the United States Court of Federal Claims on January 2, 2002 (collectively, the “Claims”), which is further described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
     On May 15, 2009, following approval by the disinterested directors of the Company’s board of directors, in addition to the Company’s receipt of an opinion of an independent investment banking firm relating to the transaction, as required under the Company’s 7% Senior Notes Indenture for transactions with affiliates, the Company repurchased the CPRs from Tracinda for a price of $26 million.
     The foregoing description of the Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Repurchase Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.
Item 8.01 Other Events.
     On May 20, 2009, the Company received $58,527,276.61 from the Judgment Fund Section of the U.S. Department of the Treasury in satisfaction of its Claim.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
No.	Description
10.1	Contingent Payment Rights Repurchase Agreement by and between the Company and Tracinda Corporation, dated May 15, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: May 20, 2009

Delta Petroleum Corporation
By:	/s/ Stanley F. Freedman
Stanley F. Freedman
Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit
No.	Description
10.1	Contingent Payment Rights Repurchase Agreement by and between the Company and Tracinda Corporation, dated May 15, 2009.